Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                Pat Macellaro
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Reports Lower First Quarter Income Due to Catastrophe Losses
Underlying Auto Profitability Improves While Homeowners Remains Strong

NORTHBROOK, Ill., May 4, 2016 – The Allstate Corporation (NYSE: ALL) today reported financial results for the first quarter of 2016. The financial highlights were:

The Allstate Corporation Consolidated Highlights
	Three months ended March 31,
($ millions, except per share amounts and ratios)	2016	2015	% / pts Change
Consolidated revenues	$8,871	$8,952	(0.9)
Net income applicable to common shareholders	217	648	(66.5)
per diluted common share	0.57	1.53	(62.7)
Operating income*	322	616	(47.7)
per diluted common share*	0.84	1.46	(42.5)
Return on common shareholders’ equity
Net income applicable to common shareholders	8.3%	13.7%	(5.4) pts
Operating income*	10.2%	13.0%	(2.8) pts
Book value per common share	48.89	49.19	(0.6)
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities*	46.28	44.68	3.6
Property-Liability combined ratio
Recorded	98.4	93.7	4.7 pts
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates and amortization of purchased intangibles)	87.2	89.0	(1.8) pts
Catastrophe losses	827	294	181.3

*
Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

“Allstate’s broad-based business model enabled us to cover the costs of two severe hailstorms and still generate operating income of $322 million for the first quarter, or $0.84 per share,” said Thomas J. Wilson, chairman and chief executive officer of The Allstate Corporation. “The strength of Allstate’s homeowners insurance business and improved underlying auto profitability from the fourth quarter of 2015 for all three underwritten brands resulted in an underlying combined ratio of 87.2 for the quarter. Total investment returns were 2% for the quarter but net investment income declined by 14% from the prior year quarter, to $731 million. This reflects our strategy of increasing performance-based investments where long-term risk-adjusted returns are expected to be higher but can fluctuate in the short term. Allstate Financial operating income was $104 million in the quarter, and policies in force increased by 500,000 from the prior year quarter due to excellent growth in Allstate Benefits.

“Net income was $217 million, or $0.57 per share, as capital losses of $149 million were realized in the quarter. Continuing our practice of providing strong cash returns to shareholders, the board authorized a new $1.5 billion share repurchase program in addition to the 10% increase in the dividend approved earlier this year,” Wilson concluded.

Consolidated Highlights

•
Total revenue of $8.9 billion in the first quarter of 2016 declined compared to the prior year quarter, as increased insurance premiums were more than offset by lower net investment income and realized capital losses, which are a component of revenue. Property-liability insurance premiums increased 4.0% and Allstate Financial premiums and contract charges increased 5.4% compared to the first quarter of 2015. Net investment income was 14.0% lower than the first quarter a year ago, and realized capital losses were $149 million, compared to realized capital gains of $139 million in the prior year quarter.

•
Net income applicable to common shareholders was $217 million, or $0.57 per diluted share, in the first quarter of 2016, compared to $648 million, or $1.53 per diluted share, in the first quarter of 2015. The decrease in net income was due primarily to lower property-liability underwriting income, reflecting increased catastrophes, and realized capital losses.

•
Operating income was $322 million in the first quarter of 2016, compared to $616 million in the first quarter of 2015. Property-liability underwriting income* of $125 million in the first quarter of 2016 was $342 million lower than in the prior year quarter, driven by a $533 million increase in catastrophes. Allstate Financial operating income of $104 million in the first quarter of 2016 was $30 million lower than in the first quarter of 2015, due primarily to lower investment income, partly offset by higher insurance premiums and favorable life insurance mortality experience.

Financial Results: First Quarter 2016

Property-liability earned premium increased 4.0% in the first quarter of 2016 compared to the prior year quarter, driven by 4.3% growth in the Allstate brand. The recorded combined ratio was 98.4 for first quarter 2016, which included $827 million, or 10.7 points, of catastrophe losses. The underlying combined ratio of 87.2 for first quarter 2016 was 1.8 points better than first quarter 2015.

Allstate brand earned premium growth of 4.3% in the first quarter of 2016 compared to the prior year quarter reflects a 3.8% increase in Allstate brand auto average earned premium, the result of continued efforts to increase rates to match higher costs. The Allstate brand recorded combined ratio of 97.6 was 5.4 points higher than in the first quarter of 2015, driven by higher catastrophe losses which were partially offset by a 1.4 point decline in the expense ratio. Allstate brand auto insurance had a first quarter 2016 recorded combined ratio of 99.0, which included 2.9 points of catastrophe losses. The homeowners insurance recorded combined ratio of 93.4 for the first quarter of 2016 included $574 million of catastrophe losses, while the recorded combined ratio on a trailing twelve month basis was 82.3.

Allstate brand auto policy growth slowed in the first quarter of 2016 to 0.5%, as the company continued to execute its auto profit improvement plan, which reduced new business and retention in the first quarter of 2016 from the prior year. Allstate brand auto approved rate increases for the first quarter of 2016 were 1.7%, bringing the trailing twelve month total increase to 6.7%. Price increases over the past twelve months have helped to increase net written premium by 4.7% in the first quarter of 2016 compared to the first quarter of 2015. The underlying combined ratio of 95.9 was 0.3 points higher than the first quarter of 2015 and 1.7 points better than the fourth quarter of 2015.

Allstate brand homeowners net written premium grew by 0.9% in the first quarter of 2016 compared to the first quarter of 2015, as average premium increased by 2.3% and policies in force grew by 0.6%. The underlying combined ratio of 59.4 was 5.1 points better than the first quarter of 2015 and 3.4 points higher than the fourth quarter of 2015.

Esurance’s net written premium growth of 2.5% compared to the prior year quarter reflects a 1.0% decline in policies in force, which was more than offset by a 5.2% increase in auto average premium. The Esurance recorded combined ratio of 106.2 in the first quarter of 2016 was 11.6 points better than the quarter a year ago. Esurance’s underlying loss ratio* of 73.1 was 5.1 points better than the first quarter of 2015, driven by continued focus on improving auto profitability.

Encompass is focused on improving returns through enhanced pricing and underwriting sophistication. Net written premium declined by 6.7% and policies in force were 9.6% lower in the first quarter of 2016 compared to the prior year quarter. The recorded combined ratio of 105.8 in the first quarter of 2016 was adversely impacted by $41 million, or 13.3 points, of catastrophe losses. The underlying combined ratio of 88.3 was 2.3 points better than the same period a year ago.

Allstate Financial total policies in force grew by 9% since the end of the prior year quarter, driven by a 511,000 policy increase in Allstate Benefits. Operating income of $104 million in the first quarter of 2016 was $30 million lower than the prior year quarter, driven by a lower yield on fixed income assets and a decrease in performance-based investment income.

Net investment income of $731 million declined $119 million in the first quarter of 2016 compared to the first quarter of 2015, due to lower income from the performance-based and fixed income portfolios. Performance-based investments, which include private equity and real estate, generated an annualized yield of 9.4%, and $131 million of investment income in first quarter 2016 compared to $209 million in the prior year quarter. Interest income from our fixed income portfolio was lower compared to the first quarter of 2015, reflecting the sale of long-duration bonds in 2015 in anticipation of increasing performance-based investments over time.

Net realized capital losses were $149 million in the first quarter of 2016 compared to gains of $139 million in the prior year quarter. Net realized losses on sales totaled $59 million, and included a $105 million net loss on the sale of investments with exposure to energy and metals and mining as we reduced our allocation to these sectors by $1.6 billion. Impairment write-downs were $59 million in the first quarter, including $39 million related to energy and metals and mining.

Proactive Capital Management
“Allstate returned $565 million of capital to shareholders in the first quarter, continuing our long history of proactively managing our shareholders’ capital,” said Steve Shebik, chief financial officer. “The new $1.5 billion common share repurchase authorization approved today is expected to be completed no later than November 2017. We also finalized the 2016 catastrophe reinsurance program, excluding Florida.”

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be held at 10 a.m. ET on Thursday, May 5.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Now celebrating its 85th anniversary as an insurer, Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” The Allstate brand’s network of small businesses offers auto, home, life and retirement products and services to customers in the United States and Canada.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended March 31,
	2016	2015
	(unaudited)
Revenues
Property-liability insurance premiums	$7,723	$7,426
Life and annuity premiums and contract charges	566	537
Net investment income	731	850
Realized capital gains and losses:
Total other-than-temporary impairment (“OTTI”) losses	(91)	(53)
OTTI losses reclassified to (from) other comprehensive income	10	4
Net OTTI losses recognized in earnings	(81)	(49)
Sales and other realized capital gains and losses	(68)	188
Total realized capital gains and losses	(149)	139
	8,871	8,952

Costs and expenses
Property-liability insurance claims and claims expense	5,684	4,993
Life and annuity contract benefits	455	441
Interest credited to contractholder funds	190	199
Amortization of deferred policy acquisition costs	1,129	1,070
Operating costs and expenses	982	1,090
Restructuring and related charges	5	4
Interest expense	73	73
	8,518	7,870

Gain (loss) on disposition of operations	2	(1)

Income from operations before income tax expense	355	1,081

Income tax expense	109	404

Net income	246	677

Preferred stock dividends	29	29

Net income applicable to common shareholders	$217	$648

Earnings per common share:

Net income applicable to common shareholders per common share – Basic	$0.57	$1.56

Weighted average common shares – Basic	378.1	415.8

Net income applicable to common shareholders per common share – Diluted	$0.57	$1.53

Weighted average common shares – Diluted	382.9	422.6

Cash dividends declared per common share	$0.33	$0.30

THE ALLSTATE CORPORATION
BUSINESS RESULTS
($ in millions, except ratios)	Three months ended
	March 31,
	2016	2015
Property-Liability
Premiums written	$7,515	$7,306
Premiums earned	$7,723	$7,426
Claims and claims expense	(5,684)	(4,993)
Amortization of deferred policy acquisition costs	(1,056)	(1,000)
Operating costs and expenses	(853)	(962)
Restructuring and related charges	(5)	(4)
Underwriting income	125	467
Net investment income	302	358
Periodic settlements and accruals on non-hedge derivative instruments	(1)	(1)
Amortization of purchased intangible assets	9	12
Income tax expense on operations	(144)	(281)
Operating income	291	555
Realized capital gains and losses, after-tax	(64)	18
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	1
Amortization of purchased intangible assets, after-tax	(6)	(8)
Change in accounting for investments in qualified affordable housing projects, after-tax	—	(28)
Net income applicable to common shareholders	$222	$538
Catastrophe losses	$827	$294
Operating ratios:
Claims and claims expense ratio	73.6	67.2
Expense ratio	24.8	26.5
Combined ratio	98.4	93.7
Effect of catastrophe losses on combined ratio	10.7	4.0
Effect of prior year reserve reestimates on combined ratio	0.3	0.5
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	(0.1)	(0.1)
Effect of amortization of purchased intangible assets on combined ratio	0.1	0.1
Effect of Discontinued Lines and Coverages on combined ratio	—	—

Allstate Financial
Premiums and contract charges	$566	$537
Net investment income	419	484
Contract benefits	(455)	(441)
Interest credited to contractholder funds	(184)	(192)
Amortization of deferred policy acquisition costs	(71)	(69)
Operating costs and expenses	(123)	(123)
Income tax expense on operations	(48)	(62)
Operating income	104	134
Realized capital gains and losses, after-tax	(32)	72
Valuation changes on embedded derivatives that are not hedged, after-tax	(4)	(5)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	(1)	—
Gain (loss) on disposition of operations, after-tax	1	(1)
Change in accounting for investments in qualified affordable housing projects, after-tax	—	(17)
Net income applicable to common shareholders	$68	$183

Corporate and Other
Net investment income	$10	$8
Operating costs and expenses	(79)	(78)
Income tax benefit on operations	25	26
Preferred stock dividends	(29)	(29)
Operating loss	(73)	(73)
Realized capital gains and losses, after-tax	—	—
Net loss applicable to common shareholders	$(73)	$(73)
Consolidated net income applicable to common shareholders	$217	$648

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	March 31, 2016	December 31, 2015
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $55,627 and $57,201)	$57,291	$57,948
Equity securities, at fair value (cost $4,792 and $4,806)	5,117	5,082
Mortgage loans	4,302	4,338
Limited partnership interests	5,091	4,874
Short-term, at fair value (amortized cost $3,526 and $2,122)	3,526	2,122
Other	3,550	3,394
Total investments	78,877	77,758
Cash	531	495
Premium installment receivables, net	5,558	5,544
Deferred policy acquisition costs	3,807	3,861
Reinsurance recoverables, net	8,573	8,518
Accrued investment income	567	569
Property and equipment, net	1,011	1,024
Goodwill	1,219	1,219
Other assets	2,297	2,010
Separate Accounts	3,507	3,658
Total assets	$105,947	$104,656
Liabilities
Reserve for property-liability insurance claims and claims expense	$24,605	$23,869
Reserve for life-contingent contract benefits	12,224	12,247
Contractholder funds	21,092	21,295
Unearned premiums	12,036	12,202
Claim payments outstanding	852	842
Deferred income taxes	479	90
Other liabilities and accrued expenses	5,704	5,304
Long-term debt	5,108	5,124
Separate Accounts	3,507	3,658
Total liabilities	85,607	84,631
Shareholders’ equity
Preferred stock and additional capital paid-in, $1 par value, 72.2 thousand shares issued and outstanding, $1,805 aggregate liquidation preference	1,746	1,746
Common stock, $.01 par value, 900 million issued, 375 million and 381 million shares outstanding	9	9
Additional capital paid-in	3,237	3,245
Retained income	39,505	39,413
Deferred ESOP expense	(13)	(13)
Treasury stock, at cost (525 million and 519 million shares)	(23,994)	(23,620)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	31	56
Other unrealized net capital gains and losses	1,259	608
Unrealized adjustment to DAC, DSI and insurance reserves	(90)	(44)
Total unrealized net capital gains and losses	1,200	620
Unrealized foreign currency translation adjustments	(46)	(60)
Unrecognized pension and other postretirement benefit cost	(1,304)	(1,315)
Total accumulated other comprehensive loss	(150)	(755)
Total shareholders’ equity	20,340	20,025
Total liabilities and shareholders’ equity	$105,947	$104,656

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)	Three months ended March 31,
	2016	2015
Cash flows from operating activities	(unaudited)
Net income	$246	$677
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	91	87
Realized capital gains and losses	149	(139)
Gain (loss) on disposition of operations	(2)	1
Interest credited to contractholder funds	190	199
Changes in:
Policy benefits and other insurance reserves	459	115
Unearned premiums	(205)	(117)
Deferred policy acquisition costs	(7)	(35)
Premium installment receivables, net	11	(66)
Reinsurance recoverables, net	(40)	(24)
Income taxes	(26)	59
Other operating assets and liabilities	(152)	(191)
Net cash provided by operating activities	714	566
Cash flows from investing activities
Proceeds from sales
Fixed income securities	6,216	9,453
Equity securities	1,664	1,152
Limited partnership interests	180	296
Other investments	94	47
Investment collections
Fixed income securities	949	1,213
Mortgage loans	79	114
Other investments	43	60
Investment purchases
Fixed income securities	(5,401)	(9,210)
Equity securities	(1,733)	(1,172)
Limited partnership interests	(270)	(365)
Mortgage loans	(44)	(202)
Other investments	(253)	(193)
Change in short-term investments, net	(1,357)	(63)
Change in other investments, net	(19)	2
Purchases of property and equipment, net	(52)	(59)
Net cash provided by investing activities	96	1,073
Cash flows from financing activities
Repayments of long-term debt	(16)	—
Contractholder fund deposits	261	261
Contractholder fund withdrawals	(492)	(572)
Dividends paid on common stock	(115)	(118)
Dividends paid on preferred stock	(29)	(29)
Treasury stock purchases	(456)	(1,010)
Shares reissued under equity incentive plans, net	30	64
Excess tax benefits on share-based payment arrangements	12	26
Other	31	(2)
Net cash used in financing activities	(774)	(1,380)
Net increase in cash	36	259
Cash at beginning of period	495	657
Cash at end of period	$531	$916

The following table presents the investment portfolio by strategy as of March 31, 2016.

($ in millions)	Total	Market-Based Core	Market-Based Active	Performance-Based Long-Term	Performance-Based Opportunistic
Fixed income securities	$57,291	$50,363	$6,816	$65	$47
Equity securities	5,117	4,044	988	61	24
Mortgage loans	4,302	4,302	—	—	—
Limited partnership interests	5,091	368	—	4,723	—
Short-term investments	3,526	2,766	760	—	—
Other	3,550	2,879	150	505	16
Total	$78,877	$64,722	$8,714	$5,354	$87

Property-Liability	$38,736	$28,121	$7,668	$2,889	$58
Allstate Financial	37,336	33,796	1,046	2,465	29
Corporate & Other	2,805	2,805	—	—	—
Total	$78,877	$64,722	$8,714	$5,354	$87

The following table presents the investment income by investment strategy for the three months ended March 31.

($ in millions)	2016	2015
Market-Based Core	$581	$629
Market-Based Active	61	50
Performance-Based Long-Term	131	209
Performance-Based Opportunistic	2	2
Investment income, before expense	775	890
Investment expense	(44)	(40)
Net investment income	$731	$850

The following table presents the investment income by investment type and strategy for the three months ended March 31, 2016.

($ in millions)	Total	Market-Based Core	Market-Based Active	Performance-Based Long-Term	Performance-Based Opportunistic
Fixed income securities	$518	$461	$54	$1	$2
Equity securities	28	24	4	—	—
Mortgage loans	53	53	—	—	—
Limited partnership interests	121	—	—	121	—
Short-term investments	4	3	1	—	—
Other	51	40	2	9	—
Investment income, before expense	775	$581	$61	$131	$2
Investment expense	(44)
Net investment income	$731

Property-Liability	$326	$206	$54	$65	$1
Allstate Financial	437	363	7	66	1
Corporate & Other	12	12	—	—	—
Investment income, before expense	$775	$581	$61	$131	$2

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Operating income is net income applicable to common shareholders, excluding:

•
realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•	valuation changes on embedded derivatives that are not hedged, after-tax,

•
amortization of deferred policy acquisition costs (DAC) and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

•	amortization of purchased intangible assets, after-tax,

•	gain (loss) on disposition of operations, after-tax, and

•
adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income applicable to common shareholders is the GAAP measure that is most directly comparable to operating income.
We use operating income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Operating income is used by management along with the other components of net income applicable to common shareholders to assess our performance. We use adjusted measures of operating income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income applicable to common shareholders, operating income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.
The following table reconciles operating income and net income applicable to common shareholders.

($ in millions, except per share data)	For the three months ended March 31,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2016	2015	2016	2015	2016	2015	2016	2015
Operating income	$291	$555	$104	$134	$322	$616	$0.84	$1.46
Realized capital gains and losses, after-tax	(64)	18	(32)	72	(96)	90	(0.25)	0.21
Valuation changes on embedded derivatives that are not hedged, after-tax	—	—	(4)	(5)	(4)	(5)	(0.01)	(0.01)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	—	—	(1)	—	(1)	—	—	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	1	—	—	1	1	—	—
Amortization of purchased intangible assets, after-tax	(6)	(8)	—	—	(6)	(8)	(0.01)	(0.02)
Gain (loss) on disposition of operations, after-tax	—	—	1	(1)	1	(1)	—	—
Change in accounting for investments in qualified affordable housing projects, after-tax	—	(28)	—	(17)	—	(45)	—	(0.11)
Net income applicable to common shareholders	$222	$538	$68	$183	$217	$648	$0.57	$1.53
Operating income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use operating income as the numerator for the same reasons we use operating income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income applicable to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of operating income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have operating income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Operating income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on common shareholders’ equity and operating income return on common shareholders’ equity.

($ in millions)	For the twelve months ended March 31,
	2016	2015
Return on common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$1,624	$2,807
Denominator:
Beginning common shareholders’ equity (1)	$20,433	$20,600
Ending common shareholders’ equity (1)	18,594	20,433
Average common shareholders’ equity	$19,514	$20,517
Return on common shareholders’ equity	8.3%	13.7%

	For the twelve months ended March 31,
	2016	2015
Operating income return on common shareholders’ equity
Numerator:
Operating income	$1,819	$2,395

Denominator:
Beginning common shareholders’ equity	$20,433	$20,600
Unrealized net capital gains and losses	2,137	2,091
Adjusted beginning common shareholders’ equity	18,296	18,509

Ending common shareholders’ equity	18,594	20,433
Unrealized net capital gains and losses	1,200	2,137
Adjusted ending common shareholders’ equity	17,394	18,296
Average adjusted common shareholders’ equity	$17,845	$18,403
Operating income return on common shareholders’ equity	10.2%	13.0%
_____________
(1) Excludes equity related to preferred stock of $1,746 million.
Underwriting income is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP. Management uses this measure in its evaluation of the results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results. It is also an integral component of incentive compensation. It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income applicable to common shareholders is the most directly comparable GAAP measure. Underwriting income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business. A reconciliation of Property-Liability underwriting income to net income applicable to common shareholders is provided in the “Business Results” page.
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following table reconciles the Property-Liability underlying combined ratio to the Property-Liability combined ratio.

	Three months ended March 31,
	2016	2015
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”)	87.2	89.0
Effect of catastrophe losses	10.7	4.0
Effect of prior year non-catastrophe reserve reestimates	0.4	0.6
Effect of amortization of purchased intangible assets	0.1	0.1
Combined ratio	98.4	93.7

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.1)
Underwriting margin is calculated as 100% minus the combined ratio.
In this news release, we provide our outlook range on the Property-Liability 2016 underlying combined ratio. A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes. Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.
The following table reconciles the Allstate brand underlying combined ratio to the Allstate brand combined ratio.

	Three months ended March 31,
	2016	2015
Underlying combined ratio	86.1	87.4
Effect of catastrophe losses	11.2	4.1
Effect of prior year non-catastrophe reserve reestimates	0.3	0.7
Combined ratio	97.6	92.2

Effect of prior year catastrophe reserve reestimates	(0.1)	—
The following table reconciles the Allstate brand auto underlying combined ratio to the Allstate brand auto combined ratio.

	Three months ended March 31,
	2016	2015
Underlying combined ratio	95.9	95.6
Effect of catastrophe losses	2.9	0.3
Effect of prior year non-catastrophe reserve reestimates	0.2	0.9
Combined ratio	99.0	96.8

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.1)
The following table reconciles the Allstate brand homeowners underlying combined ratio to the Allstate brand homeowners combined ratio.

	Three months ended March 31,
	2016	2015
Underlying combined ratio	59.4	64.5
Effect of catastrophe losses	34.2	13.9
Effect of prior year non-catastrophe reserve reestimates	(0.2)	0.3
Combined ratio	93.4	78.7

Effect of prior year catastrophe reserve reestimates	(0.3)	(0.1)

The following table reconciles the Allstate brand other personal lines underlying combined ratio to the Allstate brand other personal lines combined ratio.

	Three months ended March 31,
	2016	2015
Underlying combined ratio	78.1	82.1
Effect of catastrophe losses	16.0	7.4
Effect of prior year non-catastrophe reserve reestimates	(1.5)	(0.2)
Combined ratio	92.6	89.3

Effect of prior year catastrophe reserve reestimates	—	(0.3)
The following table reconciles the Encompass brand underlying combined ratio to the Encompass brand combined ratio.

	Three months ended March 31,
	2016	2015
Underlying combined ratio	88.3	90.6
Effect of catastrophe losses	13.3	6.3
Effect of prior year non-catastrophe reserve reestimates	4.2	(1.3)
Combined ratio	105.8	95.6

Effect of prior year catastrophe reserve reestimates	0.3	(0.9)
Underlying loss ratio is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the loss ratio, the effect of catastrophes on the combined ratio and the effect of prior year non-catastrophe reserve reestimates on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends that may be obscured by catastrophe losses and prior year reserve reestimates. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the loss ratio. The underlying loss ratio should not be considered a substitute for the loss ratio and does not reflect the overall loss ratio of our business.
The following table reconciles the Esurance brand underlying loss ratio and underlying combined ratio to the Esurance brand combined ratio.

	Three months ended March 31,
	2016	2015
Underlying loss ratio	73.1	78.2
Expense ratio, excluding the effect of amortization of purchased intangible assets	31.9	38.3
Underlying combined ratio	105.0	116.5
Effect of catastrophe losses	0.7	—
Effect of prior year non-catastrophe reserve reestimates	(1.0)	(1.0)
Effect of amortization of purchased intangible assets	1.5	2.3
Combined ratio	106.2	117.8

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC, DSI and life insurance reserves by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. We note that book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business. The following table shows the reconciliation.

($ in millions, except per share data)	As of March 31,
	2016	2015
Book value per common share
Numerator:
Common shareholders’ equity	$18,594	$20,433
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	380.3	415.4
Book value per common share	$48.89	$49.19

Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Common shareholders’ equity	$18,594	$20,433
Unrealized net capital gains and losses on fixed income securities	993	1,871
Adjusted common shareholders’ equity	$17,601	$18,562
Denominator:
Common shares outstanding and dilutive potential common shares outstanding	380.3	415.4
Book value per common share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$46.28	$44.68

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